Exhibit 99.1

Argan, Inc.’s Gemma Power Systems Executes EPC Contract for a 1.2 GW Power Project in Texas

February 6, 2025 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its wholly owned subsidiary, Gemma Power Systems (“Gemma”), entered into an engineering, procurement and construction (“EPC”) services contract with Sandow Lakes Energy Company, LLC (“SLEC”) of Rockdale, Texas, for a 1.2 GW ultra-efficient natural gas-fired plant in Lee County, Texas.  The plant will be developed and owned by a SLEC subsidiary and will be capable of supplying power to 800,000 homes within the Electric Reliability Council of Texas (ERCOT).  Construction is expected to begin this summer and has an expected project completion date in 2028.

Charles E. Collins, IV, Chief Executive Officer of Gemma, commented, “We’re pleased to have this opportunity to work with SLEC on this substantial project.  There is undoubtedly a critical need to bring more power facilities online to support our power grids in meeting the exponentially growing demand for reliable, high-quality energy.  Our team brings proven expertise and a track record of operational execution with the goal of exceeding customer expectations and delivering project success.”

This combined cycle power station will consist of two Siemens Energy SGT6-9000HL gas turbines, among the most technologically advanced turbines in the world, featuring high power output, excellent fuel efficiency, and the capability to operate on hydrogen with only minor modifications to the equipment.  These turbines can provide reliable power generation to the region while supporting decarbonization goals.

About Sandow Lakes Energy Company

Sandow Lakes Energy Company is pursuing the construction of a 1200-megawatt, ultra-efficient, natural gas-fueled power plant. The plant, located on Sandow Lakes property in Lee County Texas, will be developed and owned by a SLEC subsidiary and will operate within the Electric Reliability Council of Texas (ERCOT). This plant represents a significant commitment towards reestablishing the regional economic engine that was lost in 2018 and is just one small step in the overall site redevelopment story.

About Gemma Power Systems

Gemma, a wholly owned subsidiary of Argan, is a leading EPC services company providing innovative solutions for the power industry, including the renewable energy sector. Our wide-ranging and comprehensive experience comprises 15 GW of installed capacity including combined cycle and simple cycle natural gas power generating plants, biomass-fired power plants, solar facilities, wind farms, biofuel plants and other environmental facilities. Additional information about Gemma Power Systems can be found at www.gemmapower.com.

About Argan

Argan’s primary business is providing a full range of construction and related services to the power industry. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, maintenance, project development and technical consulting services, through its Gemma Power Systems and Atlantic Projects

Company operations. Argan also owns The Roberts Company, which is a fully integrated industrial construction, fabrication and plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Safe Harbor Statement

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, the Company’s ability to successfully complete the projects that it obtains, and the Company’s effectiveness in mitigating future losses related to the Kilroot project. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027 Investor Relations Contacts: John Nesbett/Jennifer Belodeau IMS Investor Relations 203.972.9200
argan@imsinvestorrelations.com